December 2, 2005

Mr. Kevin Kuhar

Division of Corporation Finance

Mail Stop 6010

United States Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

Re:	Medical Action Industries Inc.
Form 10-K for the Fiscal Year Ended March 31, 2005
Filed June 13, 2005
Form 10-Q for the Fiscal Quarter Ended June 30, 2005
File No. 000-13251
Memorandum and Supplemental Information

Dear Mr. Kuhar:

The following are our responses to the staff’s letter dated October 18, 2005:

Form 10-K for the Fiscal Year Ended March 31, 2005

Item Nine (A) – Controls and Procedures, page 19

1.	Please be advised supplementally that this section will be revised to include management’s conclusion of the Company’s disclosure controls and procedures as of the end of the period covered by the annual report.

2.	Please be advised supplementally that this section will be revised to clarify that the Company’s Chief Executive Officer and Principal Financial Officer have concluded that the disclosure controls and procedures are effective, to ensure that information required to be discussed in the reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the Securities and Exchange Commission and accumulated and communicated to management to allow timely decisions regarding required disclosure.

3.	Please be advised supplementally that this section will be revised to indicate whether there was any changes in the Company’s internal control over financial reporting that

Mr. Kevin Kuhar

United States Securities and Exchange Commission

December 2, 2005

occurred during the fourth quarter that has materially affected or is reasonably likely to materially affect the Company’s internal control over financial reporting as required by Item 308(c) or Regulation S-K.

A copy of the Company’s proposed amendment to its Annual Report on Form 10-K for the year ended March 31, 2005 is attached for your review.

Exhibit 99.2

4.	We have attached a revised certification in accordance with Item 601(b)(31) of Regulation S-K. The new certification will be filed for the 10-Q for the three and six months ended September 30, 2005. (A copy of the Company’s proposed amendment to its Quarterly Report on Form 10-Q for the three months ended June 30, 2005 is attached for your review.)

5.	Please be advised supplementally that the Company operates in one operating segment, disposable medical products, as defined by paragraph 10 of SFAS 131. For purposes of goodwill impairment testing, management has identified four separate reporting units which are deemed to be one level below our operating segment, as defined by paragraph 30 and 31 of SFAS 142. The associated reporting unit goodwill as of September 30, 2005 set forth in the table below. This information will be reported in all future filings on Form 10-K.

Containment systems for Medical Waste	$20,547,000
Minor Procedure Kits and Trays	14,627,000
Operating Room Disposables and Sterilization Pouches	1,764,000
Dressings and Surgical Sponges	148,000

Total Goodwill	$37,086,000

6.	Please be advised supplementally that such reporting units are not considered segments because the chief operating decision maker does not review disaggregated segment information. The chief operating decision maker evaluates only revenue and standard margin information to evaluate the performance of these reporting units. Furthermore, there is no segment management for the reporting units, as the Company operates under one segment with one chief operating decision maker. In future filings the Company will explicitly state that the chief operating decision maker does not review disaggregated segment information.

Mr. Kevin Kuhar

United States Securities and Exchange Commission

December 2, 2005

In addition, please be advised that in connection with our responses herein, Medical Action Industries Inc. acknowledges that:

•	it is responsible for the adequacy and accuracy of the disclosure in this filing;

•	staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to this filing; and

•	it may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Should you have any further questions or require any additional information, please do not hesitate to give me a call.

Sincerely yours,

Richard G. Satin

Vice President of Operations

and General Counsel

RGS:cjd

cc:	Martin James, Senior Assistant Chief Accountant
Angela Crane, Branch Chief
Mary Ropes, Grant Thornton

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10 – K/A

AMENDMENT TO APPLICATION OR REPORT

Filed pursuant to Section 12, 13 or 15 (d) of

THE SECURITIES EXCHANGE ACT OF 1934

MEDICAL ACTION INDUSTRIES INC.

(Exact name of registrant as specified in charter)

AMENDMENT NO. 1

The undersigned Registrant hereby amends the following items to its Annual Report on Form 10-K for the year ended March 31, 2005 as set forth in the pages attached hereto:

Item 9(A) – Controls and Procedures

Item 15 – Exhibits, Financial Statement Schedule, and Reports on Form 8-K

Exhibits 99.2 Certification Pursuant to 18 U.S.C. §1350, As Adopted Pursuant To Section 302(A)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to be signed on its behalf by the undersigned thereunto duly authorized.

MEDICAL ACTION INDUSTRIES INC. (Registrant)

Date:	December 2, 2005	By:	/s/ Richard G. Satin
Richard G. Satin (Principal Accounting Officer)

ITEM 9A.	CONTROLS AND PROCEDURES

The Company’s management, with the participation of the Chief Executive Officer and Principal Financial Officer, evaluated the effectiveness of the Company’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d915(e) under the Securities Act) as of March 31, 2005. Based on this evaluation, the Chief Executive Officer and Principal Financial Officer concluded that, as of March 31, 2005, the Company’s disclosure controls and procedures were (1) designed to ensure that material information relating to the Company, is made known to the Company’s Chief Executive Officer and Principal Financial Officer, particularly during the period in which this report was being prepared and (2) effective, in that they provide reasonable assurance that information required to be disclosed by the Company in the reports that it files or submits under the Securities Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms.

No change in the Company’s internal control over financial reporting (as defined in Rules 13a915(f) and 15d-15(f) under the Exchange Act) occurred during the fiscal quarter ended March 31, 2005 that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

EXHIBIT 99.2

CERTIFICATION PURSUANT TO

18 U.S.C. §1350,

AS ADOPTED PURSUANT TO

SECTION 302(a) OF THE SARBANES-OXLEY ACT OF 2002

I, Paul D. Meringolo, certify that:

1.	I have reviewed this report on Form 10-K of Medical Action Industries Inc. (the “registrant”);

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a.	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c.	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d.	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors:

a.	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b.	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: December 2, 2005

/s/ Paul D. Meringolo
Paul D. Meringolo Chief Executive Officer, Chairman of the Board and President

CERTIFICATION PURSUANT TO

18 U.S.C. §1350,

AS ADOPTED PURSUANT TO

SECTION 302(a) OF THE SARBANES-OXLEY ACT OF 2002

I, Richard G. Satin, certify that:

1.	I have reviewed this report on Form 10-K of Medical Action Industries Inc. (the “registrant”);

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a.	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c.	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d.	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

6.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors:

a.	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b.	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: December 2, 2005

/s/ Richard G. Satin
Richard G. Satin Principal Financial Officer Vice President of Operations and
General Counsel

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10 – Q/A

AMENDMENT TO APPLICATION OR REPORT

Filed pursuant to Section 12, 13 or 15 (d) of

THE SECURITIES EXCHANGE ACT OF 1934

MEDICAL ACTION INDUSTRIES INC.

(Exact name of registrant as specified in charter)

AMENDMENT NO. 1

The undersigned Registrant hereby amends the following item to its Quarterly Report on Form 10-Q for the three months ended June 30, 2005 as set forth in the pages attached hereto:

Item 15 – Exhibits, Financial Statement Schedule, and Reports on Form 8-K

Exhibits

31.1 Certification Pursuant to 18 U.S.C. §1350, as Adopted Pursuant to Section 302(a) of the Sarbanes-Oxley Act of 2002

31.2 Certification Pursuant to 18 U.S.C. §1350, as Adopted Pursuant to Section 302(a) of the Sarbanes-Oxley Act of 2002

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to be signed on its behalf by the undersigned thereunto duly authorized.

MEDICAL ACTION INDUSTRIES INC. (Registrant)

Date:	December 2, 2005	By:	/s/ Richard G. Satin
Richard G. Satin (Principal Accounting Officer)

Exhibit 31.1

CERTIFICATION PURSUANT TO

18 U.S.C. §1350,

AS ADOPTED PURSUANT TO

SECTION 302(a) OF THE SARBANES-OXLEY ACT OF 2002

I, Paul D. Meringolo, certify that:

1.	I have reviewed this report on Form 10-Q of Medical Action Industries Inc. (the “registrant”);

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a.	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c.	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d.	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors:

a.	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b.	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: December 2, 2005

/s/ Paul D. Meringolo
Paul D. Meringolo Chief Executive Officer, Chairman of the Board and President

Exhibit 31.2

CERTIFICATION PURSUANT TO

18 U.S.C. §1350,

AS ADOPTED PURSUANT TO

SECTION 302(a) OF THE SARBANES-OXLEY ACT OF 2002

I, Richard G. Satin, certify that:

1.	I have reviewed this report on Form 10-Q of Medical Action Industries Inc. (the “registrant”);

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a.	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c.	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d.	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

6.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors:

a.	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b.	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: December 2, 2005

/s/ Richard G. Satin
Richard G. Satin Principal Financial Officer Vice President of Operations and
General Counsel